UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
May 28, 2026

TREASURE GLOBAL INC

(Exact name of registrant as specified in its charter)

Delaware	001-41476	36-4965082
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

276 5th Avenue, Suite 704 #739 New York, New York	10001
(Address of registrant’s principal executive office)	(Zip code)

+6012 643 7688

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	TGL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On May 28, 2026, Treasure Global Inc, a Delaware corporation (the “Company”), entered into a Software Development Agreement (the "Agreement") with Nexe Cloud Limited, a company incorporated under the laws of the British Virgin Islands (the “Developer”).

Pursuant to the Agreement, the Company has engaged the Developer to design, develop, create, test, deliver, install, configure, integrate, customize, and otherwise provide and make fully operational an enterprise business intelligence system (the “Software”) for the Company and its subsidiaries. The Software is intended to serve as a centralized intelligent ecosystem supporting enterprise-wide strategic planning, data warehouse consolidation, integration and orchestration of internal and external data sources, and business intelligence visualization and analytics across all of the Company’s business entities.

The Developer’s scope of services encompasses six principal workstreams: (i) enterprise architecture and infrastructure planning; (ii) setup of enterprise infrastructure; (iii) setup of an enterprise data warehouse; (iv) an enterprise data integration layer; (v) an enterprise BI visualization layer; and (vi) intelligence activation, including customer journey analytics, revenue intelligence, and operational metrics. The Company has reserved the right to modify the scope of services from time to time during the term of the Agreement upon reasonable notice to the Developer.

The first milestone payment of US$300,000.00 is due within two (2) days from the Effective Date by wire transfer of immediately available funds.

The Agreement commences as of May 28, 2026 (the “Effective Date”) and continues in effect for a period of one (1) year from the Effective Date, unless earlier terminated in accordance with the Agreement.

Either Party may terminate the Agreement immediately upon written notice in the event of a material breach that is incapable of being remedied or that remains unremedied after thirty (30) days’ prior written notice. Termination may also occur upon the insolvency, winding-up, or cessation of business of either Party, or by mutual agreement. In addition, should the Software fail to conform to acceptance testing criteria after more than three (3) repeated user acceptance tests, the Company may terminate the Agreement, and the Developer has irrevocably agreed to refund all service fees paid within fourteen (14) calendar days of the date of termination. If a force majeure event continues for more than sixty (60) consecutive days, either Party may terminate the Agreement without incurring liability, except for obligations accrued prior to the force majeure event.

All software, upgrades, enhancements, documentation, reports, source code, object code, databases, configurations, and materials produced by the Developer under the Agreement constitute “Deliverables” of the Company. The Developer is required to deliver all Software in both object code and source code form, except to the extent expressly provided otherwise in the applicable scope of services.

The Developer has irrevocably and unconditionally agreed to indemnify the Company in full against losses, costs, liabilities, claims, charges, actions, proceedings, damages, prosecution, expenses, and demands arising from the provision of the services, including any action by a governmental authority or any third-party claim for infringement or violation of intellectual property rights.

Subject to certain exceptions, neither Party will be liable to the other for economic losses (including loss of profits, loss of contracts, or anticipated savings), indirect or consequential damages, loss of goodwill or reputation, or wasted management or staff time.

Each Party is subject to confidentiality obligations with respect to all information disclosed in connection with the Agreement for a period of five (5) years following termination or expiry of the Agreement, or for as long as the information remains confidential under applicable laws, whichever is longer. Confidential information relating to source code, system security, or proprietary technology of the Developer remains confidential in perpetuity.

The Agreement is governed by and construed in accordance with the laws of Malaysia. Any disputes that cannot be resolved by mutual consultation will be resolved by the courts of Malaysia.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Software Development Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description
10.1*	Software Development Agreement, dated May 28, 2026, by and between Treasure Global Inc and Nexe Cloud Limited
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Certain identified information has been excluded from the exhibit filed herewith because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Such excluded information is indicated by brackets and asterisks (“[***]”) in the filed exhibit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 3, 2026	TREASURE GLOBAL INC.

	By:	/s/ Pusparajan a/l Vadiveloo
	Name:	Pusparajan a/l Vadiveloo
	Title:	Chief Financial Officer

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